Exhibit 99.3

Introductory Note

Description of Transaction

On July 6, 2016, PDL BioPharma, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Filing”) to report that the Company entered into an Investment and Stockholders’ Agreement by and among Noden Pharma DAC (“Noden”), a newly-formed, majority-owned subsidiary of the Company organized under the laws of Ireland, the Company and certain members of Noden management (the “Stockholders’ Agreement”) effective on July 1, 2016. The Stockholders’ Agreement was entered into in connection with the Asset Purchase Agreement, dated as of May 24, 2016, by and between Novartis AG (“NAG”), a company organized under the laws of Switzerland, Novartis Pharma AG (“NPAG”), a company organized under the laws of Switzerland, Speedel Holding AG (“Speedel”), a company organized under the laws of Switzerland (NAG, NPAG and Speedel collectively referred to as “Novartis” or the "Sellers") and Noden (the “Asset Purchase Agreement”) by which Noden is acquiring exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world, and certain related assets and liabilities (the “Acquisition”).

Pursuant to arrangements in connection with the Stockholders’ Agreement, the Company has made or will make the following equity contributions to Noden and an affiliate: $75.0 million to fund working capital and a portion of the consideration for the Acquisition (the “Closing Payment”) and an additional $32.0 million (and up to $89.0 million if Noden is unable to obtain debt financing) on July 1, 2017 (the “Anniversary Payment”). The remaining consideration due and payable under the Asset Purchase Agreement at closing was funded to Noden by PDL in the form of a loan, which the Company expects to be repaid once Noden has secured debt financing from a third party. PDL has committed to make equity contributions to fund a portion of certain milestone payments under the Asset Purchase Agreement (the “Milestone Payments” and, together with the Closing Payment and the Anniversary Payment, the “Contributions”). In exchange for such Contributions, the Company was issued preferred shares (the “Preferred Shares”), and for a separate contribution, Elie Farah, chief executive officer of Noden (the “Minority Stockholder”), was issued Preferred Shares. In addition, the Company was issued ordinary shares of Noden that resulted in the Company holding a 98.8% equity interest in Noden.

On July 1, 2016, Noden completed its Acquisition pursuant to the Asset Purchase Agreement. On the closing of the Acquisition, pursuant to the terms of the Asset Purchase Agreement, Noden paid to Novartis $110.0 million in cash. Pursuant to the Asset Purchase Agreement, Noden is obligated to make further cash payments to Novartis as consideration for the Acquisition: $89.0 million payable on the first anniversary of the Closing and up to $95.0 million if the Milestone Payments become due and payable. The Milestone Payments are contingent consideration obligations, which are payable based on (a) achieving certain net sales targets or (b) on a generic product launch. In connection with the Asset Purchase Agreement, a letter of credit was issued for the account of Noden in favor of Novartis in the amount of $75.0 million and the Company issued a guarantee for up to $14.0 million to secure payment of the $89.0 million anniversary payment, a substantial portion of which is expected to be funded by a debt facility at Noden.

Basis of Presentation

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition of the pharmaceutical product line of Tekturna®, Tekturna HCT®, Rasilez® and Rasilez HCT®, which closed on July 1, 2016.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2015 as included in the Company’s Annual Report on Form 10-K, filed with the Securities Exchange Commission (SEC) on February 23, 2016, (2) the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2016 as included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 4, 2016, (3) the audited Special Purpose Financial Statements (Statement of Assets Acquired as of December 31, 2015, Related Statements of Revenues and Direct Expenses for the year ended December 31, 2015 and the Notes thereto), which are filed as Exhibit 99.1 and (4) the unaudited Special Purpose Interim Financial Statements (Statement of Assets Acquired as of June 30, 2016, Related Statement of Revenues and Direct Expenses for the six months ended June 30, 2016 and the Notes thereto), which are filed as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes that the Acquisition occurred on June 30, 2016. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and the six months ended June 30, 2016 assume that the Acquisition occurred on January 1, 2015.

The audited Special Purpose Financial Statements (Statement of Assets Acquired as of December 31, 2015, Related Statement of Revenues and Direct Expenses for the year ended December 31, 2015 and the Notes thereto) and unaudited Special Purpose Interim Financial Statements (Statement of Assets Acquired as of June 30, 2016, Related Statement of Revenues and Direct Expenses for the six months ended June 30, 2016 and 2015 and the Notes thereto) have been prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”); the Company did not identify any material differences between the accounting policies used for the acquired products under IFRS and U.S. GAAP, as such, we have concluded that no additional adjustments to the historical amounts were necessary.

The unaudited pro forma condensed combined financial information have been prepared by the Company in accordance with the Article 11 of Regulation S-X, and subject to change and is not necessarily indicative of the results that would have been achieved had the Acquisition been completed as of the dates indicated or that may be achieved in future periods. The Company believes the fair values recognized for the assets acquired are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available.  There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The unaudited pro forma condensed combined statements of income do not include any pro forma adjustments to reflect operational efficiencies, expected cost savings or economies of scale which may be achievable or the impact of the effects of any non-recurring costs or one-time transaction-related costs. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) are factually supportable and (3) with respect to the unaudited Special Purpose Statements of Revenues and Direct Expenses relating to the acquired products, expected to have continuing impact on the combined results of operations.

PDL BIOPHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2016
(in thousands)

		Acquired
	The Company	Products	Pro form		Pro forma
	Historical	Historical	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$115,854	$—	$—		$115,854
Short-term restricted cash	105,938	—	(105,938)	(a)	—
Receivables from licensees and other	2,881	—	—		2,881
Notes receivable	95,359	—	—		95,359
Prepaid and other current assets	673	—	—		673
Total current assets	320,705	—	(105,938)		214,767

Property and equipment, net	18	—	—		18
Investments - other	75,000	—	—		75,000
Royalty rights - at fair value	339,338	—	—		339,338
Intangible assets, net	—	73,004	167,566	(b)	240,570
Goodwill	—	—	3,735	(b)	3,735
Notes and other receivables, long-term	276,823	—	—		276,823
Long-term deferred tax assets	25,707	—	—		25,707
Other assets	11,600	—	(4,000)	(a)	7,600
Total assets	$1,049,191	$73,004	$61,363		$1,183,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,073	$—	$—		$1,073
Anniversary payment	—	—	87,007	(b)	87,007
Accrued liabilities	11,738	—	—		11,738
Accrued income taxes	9,793	—	—		9,793
Total current liabilities	22,604	—	87,007		109,611

Convertible notes payable	232,847	—	—		232,847
Contingent consideration	—	—	47,360	(b)	47,360
Other long-term liabilities	55,088	—	—		55,088
Total liabilities	310,539	—	134,367		444,906

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1,655	—	—		1,655
Additional paid-in capital	(116,542)	—	—		(116,542)
Accumulated other comprehensive income	—	—	—		—
Retained earnings	853,539	—	—		853,539
Total stockholders’ equity	738,652	—	—		738,652
Total liabilities and stockholders’ equity	$1,049,191	$—	$134,367		$1,183,558

See notes to to unaudited pro forma condensed combined financial statements which are an integral part of these financial statements.

PDL BIOPHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)

	The Company	Acquired Products
	Year Ended	Year Ended	Pro forma		Pro forma
	December 31, 2015	December 31, 2015	Adjustments		Combined

Revenues:
Royalties from Queen et al. patents	$485,156	$—	$—		$485,156
Royalty rights - change in fair value	68,367	—	—		68,367
Net revenue	—	153,581	—		153,581
Interest revenue	36,202	—	—		36,202
License and other	723	—	—		723
Total revenues	590,448	153,581	—		744,029

Operating expenses:
Cost of goods sold	—	62,457	24,057	(c)	86,514
General and administrative	36,090	—	—		36,090
Marketing and sales	—	3,455	—		3,455
Development	—	27,323	—		27,323
Other expense	—	1,600	—		1,600
Loss on extinguishment of notes receivable	3,979	—	—		3,979
Total operating expenses	40,069	94,835	24,057		158,961
Operating income	550,379	58,746	(24,057)		585,068

Non-operating expense, net:
Interest and other income, net	368	—	—		368
Interest expense	(27,059)	—	—		(27,059)
Gain on extinguishment of debt	6,450	—	—		6,450
Total non-operating expense, net	(20,241)	—	—		(20,241)

Income before income taxes	530,138	58,746	(24,057)		564,827
Income tax expense (benefit)	197,343	—	4,336	(d)	201,679
Net income	$332,795	$58,746	$(28,393)		$363,148

Net income per share
Basic	$2.04	$—	$—		$2.22
Diluted	$2.03	$—	$—		$2.22

Weighted average shares outstanding
Basic	163,386	—	—		163,386
Diluted	163,554	—	—		163,554

Cash dividend declared per common share	$0.60	$—	$—		$0.60

See notes to unaudited pro forma condensed combined financial statements which are an integral part of these financial statements.

PDL BIOPHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)

	The Company	Acquired Products
	Six Months Ended	Six Months Ended	Pro forma		Pro forma
	June 30, 2016	June 30, 2016	Adjustments		Combined

Revenues:
Royalties from Queen et al. patents	$135,687	$—	$—		$135,687
Royalty rights - change in fair value	(27,957)	—	—		(27,957)
Net revenue	—	72,794	—		72,794
Interest revenue	16,307	—	—		16,307
License and other	134	—	—		134
Total revenues	124,171	72,794	—		196,965

Operating expenses:
Cost of goods sold	—	57,670	12,029	(c)	69,699
General and administrative	16,797	—	—		16,797
Marketing and sales	—	592	—		592
Development	—	3,473	—		3,473
Other income and expense	—	(8)	—		(8)
Acquisition-related costs	2,959	—	(2,959)	(a)	—
Total operating expenses	19,756	61,727	9,070		90,553
Operating income	104,415	11,067	(9,070)		106,412

Non-operating expense, net:
Interest and other income, net	242	—	—		242
Interest expense	(9,011)	—	—		(9,011)
Total non-operating expense, net	(8,769)	—	—		(8,769)

Income before income taxes	95,646	11,067	(9,070)		97,643
Income tax expense (benefit)	35,611	—	915	(d)	36,526
Net income	$60,035	$11,067	$(9,985)		$61,117

Net income per share
Basic	$0.37	$—	$—		$0.37
Diluted	$0.37	$—	$—		$0.37

Weighted average shares outstanding
Basic	163,729	—	—		163,729
Diluted	163,920	—	—		163,920

Cash dividend declared per common share	$0.10	$—	$—		$0.10

See notes to unaudited pro forma condensed combined financial statements which are an integral part of these financial statements.

PDL BIOPHARMA, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

1. Preliminary Determination of the Fair Values of Acquired Assets

The unaudited pro forma condensed combined financial information reflects a total purchase price of approximately $244.3 million which was determined as follows:

(Amounts in thousands)
Consideration paid in cash at closing	$109,938
Discounted anniversary payment	87,007
Fair value of contingent consideration	47,360
Purchase price	$244,305

The contingent consideration was measured at fair value and recognized as of the acquisition date. The Company determined the acquisition date fair value of the contingent consideration obligation based on an income approach derived from Tekturna®, Tekturna HCT®, Rasilez® and Rasilez HCT® product line revenue estimates and a probability assessment with respect to the likelihood of achieving (a) the level of net sales or (b) generic product launch that would trigger the contingent payments. The acquisition date fair value of contingent consideration linked to the achievement of the net sales targets is $6.2 million. The acquisition date fair value of contingent consideration linked to the non-achievement of a generic product launch is $41.2 million.

The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The key assumptions in determining the fair value are the discount rate and the probability assigned to the potential milestones being achieved. At each reporting date, the Company will re-measure the contingent consideration obligation to estimated fair value. Any changes in the fair value of the contingent consideration will be recognized in operating expenses until the contingent consideration arrangement is settled.

The Acquisition was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the Company has recognized net tangible and intangible assets acquired based upon their respective estimated fair values as of the acquisition date. The table below shows the preliminary fair values assigned to the assets acquired.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed at the acquisition date:

(Amounts in thousands)
Acquired product rights	$216,690
Customer relationships	23,880
Goodwill	3,735
Net fair value of assets acquired	$244,305

Identifiable intangible assets representing acquired product rights valued at $216.7 million, and customer relationships valued at $23.9 million. The acquired product rights represent developed technology of products approved for sales in the market, which we refer to as marketed products, and have finite useful lives. They are amortized on a straight line basis over a weighted average of 10.0 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, which differ from the preliminary estimates, or if the above scope of intangible assets is modified.

As of the effective date of the Acquisition, the identifiable intangible assets are required to be measured at fair value and these assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the valuation, it is assumed that all assets will be used in the manner that represents the highest and best use of those assets, but it is not assumed that any market synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable.

The fair value of identifiable assets is determined primarily using the “income method,” which starts with a forecast of all expected future cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including net revenue, cost of product sales, research and development costs, sales and marketing expenses, income tax expense, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

Goodwill represents expected synergies resulting from other intangible assets that do not qualify for separate recognition. Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired. Goodwill is not amortized but tested for impairment on an annual basis or when indications for impairment exist.

2. Description of Pro Forma Adjustments

(a)
Represents the use of cash deposited into an escrow account and creditable exclusivity payment over the amount of the initial purchase price of $109,938,000 ($105,938,000 short-term restricted cash and $4,000,000 other assets) that was paid upon closing of the Acquisition and reversal of acquisition-related transaction costs of $2,959,000 (including advisory, legal and valuation fees) incurred through June 30, 2016. The acquisition-related transaction costs are expensed as incurred yet have a deferred tax impact based on their expected tax deductibility.

(b)
Represents the recording of the acquisition date fair values of the intangible assets, goodwill, contingent consideration and anniversary payment based on the allocation of the purchase price paid by the Company, and the reversal of historical cost of other intangible assets, as presented in the unaudited Special Purpose Quarterly Statements of Assets Acquired as of June 30, 2016 of the Tekturna®, Tekturna HCT®, Rasilez® and Rasilez HCT® product line.

(c)
Represents recording of amortization expenses on intangible assets recognized in connection with the Acquisition. The acquired product rights and customer relationships intangible assets recognized in the Acquisition are amortized on a straight line basis over the useful life of 10 years.

(d)
Represents (a) an adjustment to income tax expense for the acquired products at the statutory tax rate of Ireland (12.5%), (b) an income tax benefit on the amortization of intangible assets at the statutory tax rate of Ireland (12.5%) for the six months ended June 30, 2016 and for the year ended December 31, 2015 and (c) an adjustment to income tax expense for the reversal of acquisition-related transaction costs at the statutory rate of the United States (35.0%) for the six months ended June 30, 2016.

3. Earnings Per Share

Basic net income per share is calculated by dividing the net income by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing the net income by the weighted-average number of shares of common stock outstanding during the period, plus potentially dilutive common shares, consisting of restricted stock awards and convertible debt. The Company uses the treasury-stock method to compute diluted earnings per share with respect to its restricted stock awards. The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible debt. No shares were issued in connection with the Acquisition.